Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Beam Global

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c)	2,015,985(1)	$13.59(2)	$27,397,236.15	$0.0000927	$2,539.72
Total Offering Amounts	$27,397,236.15	$2,539.72
Total Fees Previously Paid		$0
Total Fee Offsets		$0
Net Fee Due		$2,539.72

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(1)	Includes 10,484 shares of common stock previously issued by the registrant to the selling stockholder named in the registration statement and up to 2,005,501 shares of common stock that are available to be issued and sold by the registrant to the selling stockholder named in the registration statement at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement described in the registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of common stock as reported on The Nasdaq Capital Market on September 13, 2022.